EXHIBIT 23








                       CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the inclusion in this Annual Report on Form 10-K of JPS Automotive L.P. of (i) our report dated February 9, 1996, on our audits of the financial statements of JPS Automotive L.P. and subsidiaries as of December 31, 1995 and for the year ended December 31, 1995 and for the period June 29, 1994 to January 1, 1995 and the period January 3, 1994 to June 28, 1994 and (ii) our report dated February 9, 1996 on our audits of JPS Automotive Products Corp. and subsidiaries as of December 31, 1995 and for the period June 29, 1994 to January 1, 1995 and the period January 3, 1994 to June 28, 1994.






COOPERS & LYBRAND L.L.P.

Spartanburg, South Carolina
April 14, 1997



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